EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 20, 2024

To the Benefits Administration Committee

BMO Financial Corp.

We consent to the incorporation by reference in Registration Statement No. 333-177579 of Bank of Montreal on Form S-8 of our report dated June 20, 2024, appearing in this Annual Report on Form 11-K of the BMO 401(k) Savings Plan as of, and for the year ended, December 31, 2023.

/s/ GJC CPA’S & ADVISORS

Chicago, Illinois

Bank America Tower	PNC Center
110 N. Wacker Drive	201 E. 5th Street	1001 Woodward Avenue
Suite 2500	Suite 1900-1239	Suite 850
Chicago, Illinois 60606	Cincinnati, Ohio 45202	Detroit, Michigan 48226
Tel: (872) 465-1330	Tel: (513) 766-9415	Tel: (313) 965-2655
Fax: (833) 452-2727	Fax: (833) 452-2727	Fax: (833) 452-2727

An Independent Member of the BDO Alliance USA